Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

FOR IMMEDIATE RELEASE
Friday, April 17, 2009

Media General Reports First-Quarter 2009 Results

RICHMOND, Va., - Media General, Inc. (NYSE: MEG) today reported a net loss for the first quarter of 2009 of $21.3 million, or 96 cents per share, including severance expense of $4.5 million, or 20 cents per share.  This compares to a net loss in 2008 of $20.3 million, or 92 cents per share, which included a loss of $10.4 million, or 47 cents per share, from discontinued operations.

Partially offsetting an 18 percent revenue decrease in the quarter was a 14 percent reduction in total operating costs.  Excluding severance and other special charges, expenses decreased 16.4 percent year-over-year.  The lower costs reflected aggressive actions the company has taken to improve its cash flow.  In the first quarter, the company announced a suspension of its match to the 401(k) Plan, 10 unpaid furlough days for all employees spread across the first three quarters of the year, and the Board of Directors suspended the dividend.  During the week of March 31, the company further reduced its workforce by nearly 300 positions.  Today, the company informed employees that it will freeze its pension plan, effective May 31, 2009.  Service accruals ceased at the beginning of 2007 and the plan was closed to new participants at that time, but benefits had been allowed to grow based on future compensation.  Future retirement benefits will now be based on final average earnings as of May 31, 2009.  This change does not affect the benefits of current retirees.

“Media General has responded swiftly to the revenue declines we have experienced over the past three years, and we have dramatically reshaped and reduced our cost structure.  The net result of the cost saving actions implemented during 2008 and this year are expected to reduce our total operating costs for 2009 by 15 percent from the 2008 level, excluding severance and special charges,” said Marshall N. Morton, president and chief executive officer.

“Our focus on new products and services, targeted online sales campaigns, new revenues from our Internet partnerships with Yahoo! and Zillow, and our interactive advertising services businesses such as DealTaker.com are enabling us to transform our business model in the world of digital and mobile communications,” Mr. Morton said.

“In the first quarter, our Interactive Media Division revenues increased 24.5 percent compared to last year.  The major factor in the growth was strong sales from our new online coupon and shopping Web site DealTaker.com.  In addition, Local online advertising increased 31 percent, driven by direct-sales initiatives in many markets.  Our online audience growth also continued.  Page views were up 4.1 percent, visitor sessions increased 11.5 percent and unique visitors rose 15.2 percent,” Mr. Morton said.

Publishing Division

Publishing Division profit for the quarter, excluding severance and other special charges, decreased 78 percent from the prior year.  Total revenues decreased 20.1 percent, and advertising revenues declined 25.2 percent.  Revenues declined 21 percent in Florida, 20 percent in Virginia and 25.6 percent in North Carolina.  In South Carolina, where revenues declined 9.5 percent, advertising from a weekly newspaper acquired March 31, 2008, helped partially to offset the overall advertising weakness.  In Alabama, revenues decreased 6.6 percent, as Retail and Classified declines were not as sharp as in other markets.

Classified advertising revenues were below the prior year by $13.8 million, or 38.6 percent, due to shortfalls in all markets.  In the metro markets, employment revenues decreased 67.1 percent, real estate revenues were down 52.6 percent, and automotive revenues declined 33.4 percent.

Publishing    •    Broadcast    •    Interactive Media

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Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Retail advertising revenues declined $8.5 million, or 17.5 percent, due to lower spending across all markets in most categories.  National revenues decreased $975,000, or 12.2 percent, reflecting decreases in a number of key categories in all markets, especially Tampa.

Circulation revenues increased $990,000, or 6.2 percent, reflecting single-copy and home-delivery price increases in several markets.

Excluding severance and other special charges, Publishing Division expenses declined 15.6 percent for the quarter.  Salary expense, excluding severance, was down 20 percent, reflecting workforce reductions and the furlough savings.  Benefit expense declined 24.2 percent, due to both the reduced employee total and the absence of profit sharing accruals.  Newsprint expense decreased 7.1 percent as a result of a decline in consumption of 25.8 percent, reflecting newsprint conservation efforts, decreased advertising linage and other initiatives.  Partially offsetting the decline in consumption, the average price per ton increased $135, or 25.1 percent from the prior year.

Broadcast Division

Excluding severance expense, Broadcast Division profit for the 2009 quarter decreased by $4.4 million, or 57.3 percent, from last year’s first quarter, which included $4.4 million of Political revenues.

Broadcast expenses decreased 14.5 percent, excluding severance, due to reduced salary expense from workforce reductions and furloughs, other cost containment initiatives, and lower costs of goods sold at a broadcast equipment subsidiary.  Salary expense, excluding severance but including furlough savings, declined 16.1 percent.  Benefits expense decreased 28 percent.

Total Broadcast revenues declined $14.3 million, or 19.1 percent, and gross time sales declined $19.2 million, or 24.9 percent.  Local time sales decreased $9.6 million, or 20.4 percent, and National time sales decreased $5.4 million, or 20.9 percent.  Lower automotive spending was the main factor for the decreases in both categories.

Interactive Media Division

The Interactive Media Division’s operating loss of $1.1 million compared with a loss of $2.7 million in the prior year.  Total division revenues increased 24.5 percent.  The improved results reflected a strong profit contribution by DealTaker.com, and a 31 percent increase in local online revenues on the company’s local media Web sites.  This growth was partially offset by recession-driven declines in Classified and National advertising of 36.2 percent and 7.2 percent, respectively.

Other results

Interest expense decreased by $2.3 million, or 18.9 percent, primarily due to lower average debt levels.  Corporate expense declined by $2 million, or 18 percent, reflecting cost containment actions.  Acquisition intangibles amortization decreased $2 million, or 53 percent, as certain intangible assets were written down as part of impairment charges in 2008.  Debt at the end of the first quarter was $730 million, unchanged from the beginning of the year.

EBITDA (income from continuing operations before interest, taxes, depreciation and amortization) was $3.8 million, compared with $14.2 million in the 2008 period.  After-Tax Cash Flow was a deficit of $6.2 million compared with $8.5 million in the prior year.  Capital expenditures in the first quarter of 2009 were $4.1 million, compared with $8 million in the prior-year period.  Free Cash Flow (After-Tax Cash Flow minus capital expenditures) was a deficit of $10.3 million, compared with $559,000 in the prior-year period, reflecting declines in both operating income and capital spending.

Media General provides the non-GAAP financial metrics EBITDA from continuing operations, After-Tax Cash Flow, and Free Cash Flow.  The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies.  These groups use EBITDA, along with other measures, to evaluate a company’s ability to service its debt requirements and to estimate the value of the company.  A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Publishing    •    Broadcast    •    Interactive Media

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Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Conference Call and Webcast

The company will hold a conference call with financial analysts today at 11 a.m. ET.  The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast.  To dial in to the call, listeners may call 1-800-510-9834 about 10 minutes prior to the 11 a.m. start.  The participant passcode is “Media General.”  Listeners may also access the live Webcast by logging on to www.mediageneral.com and clicking on the “Live Webcast” link on the homepage about 10 minutes in advance.  A replay of the Webcast will be available online at www.mediageneral.com beginning at 2 p.m. today.  A telephone replay is also available, beginning at 1 p.m. today and ending at 2 p.m. on April 24, 2009, by dialing 888-286-8010 or 617-801-6888, and using the passcode 99859621.

About Media General

Media General is a leading provider of local news, information and entertainment over multiple media platforms.  The company serves markets primarily in the Southeastern United States. Media General publishes 22 daily newspapers, including The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; and community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; plus more than 250 weekly newspapers and other targeted publications. The company owns and operates 19 network-affiliated television stations that reach approximately 30 percent of the television households in the Southeast and nearly 9 percent of those in the United States. The company’s interactive media operations include Web sites and portals that are associated with each of its newspapers and television stations as well as with many specialty publications, and three growing interactive advertising services companies, Blockdot, Inc., NetInformer and DealTaker.com.

Investor Contact:	Media Contact:
Lou Anne Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

Publishing    •    Broadcast    •    Interactive Media

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Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending
	March 29,	March 30,
(Unaudited, in thousands except per share amounts)	2009	2008

Revenues	$159,481	$194,464

Operating costs:
Production	84,420	98,048
Selling, general and administrative	71,482	82,433
Depreciation and amortization	15,322	18,330
Total operating costs	171,224	198,811

Operating loss	(11,743)	(4,347)

Other income (expense):
Interest expense	(9,972)	(12,289)
Investment loss - unconsolidated affiliate	—	(21)
Other, net	243	208
Total other expense	(9,729)	(12,102)

Loss from continuing operations before income taxes	(21,472)	(16,449)

Income taxes	—	(6,637)

Loss from continuing operations	(21,472)	(9,812)
Discontinued operations:
Income from discontinued operations (net of tax)	219	857
Loss related to divestiture of operations (net of tax)	—	(11,300)
Net loss	$(21,253)	$(20,255)

Net income (loss) per common share:
Loss from continuing operations	$(0.97)	$(0.45)
Discontinued operations	0.01	(0.47)
Net loss	$(0.96)	$(0.92)

Net income (loss) per common share - assuming dilution:
Loss from continuing operations	$(0.97)	$(0.45)
Discontinued operations	0.01	(0.47)
Net loss	$(0.96)	$(0.92)

Weighted-average common shares outstanding:
Basic	22,181	22,112
Diluted	22,181	22,112

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Media General, Inc.
BUSINESS SEGMENTS

			Interactive
(Unaudited, in thousands)	Publishing	Broadcast	Media	Eliminations	Total

Quarter Ended March 29, 2009
Consolidated revenues	$90,776	$60,423	$9,548	$(1,266)	$159,481
Segment operating cash flow	$4,485	$8,036	$(619)		$11,902
Depreciation and amortization	(6,541)	(5,857)	(465)		(12,863)
Segment profit (loss)	$(2,056)	$2,179	$(1,084)		(961)

Unallocated amounts:
Interest expense					(9,972)
Acquisition intangibles amortization					(1,799)
Corporate expense					(8,728)
Other					(12)
Consolidated loss from continuing operations before income taxes					$(21,472)

Quarter Ended March 30, 2008
Consolidated revenues	$113,590	$74,731	$7,667	$(1,524)	$194,464
Segment operating cash flow	$15,022	$14,090	$(2,309)		$26,803
Recovery on investment			10		10
Depreciation and amortization	(6,810)	(6,534)	(447)		(13,791)
Segment profit (loss)	$8,212	$7,556	$(2,746)		13,022

Unallocated amounts:
Interest expense					(12,289)
Equity in net loss of unconsolidated affiliate					(21)
Acquisition intangibles amortization					(3,825)
Corporate expense					(10,692)
Other					(2,644)
Consolidated loss from continuing operations before income taxes					$(16,449)

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Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	March 29,	Dec. 28,
(Unaudited, in thousands)	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$8,506	$7,142
Accounts receivable - net	84,017	102,583
Inventories	10,324	12,035
Other	29,837	38,888
Assets of discontinued operations	11,407	11,881
Total current assets	144,091	172,529

Other assets	42,471	41,308

Property, plant and equipment - net	444,599	453,679

FCC licenses and other intangibles - net	243,467	245,266

Excess of cost over fair value of net identifiable assets of acquired businesses	421,318	421,470

Total assets	$1,295,946	$1,334,252

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$30,293	$41,378
Accrued expenses and other liabilities	80,754	86,352
Liabilities of discontinued operations	2,814	2,969
Total current liabilities	113,861	130,699

Long-term debt	730,092	730,049

Other liabilities and deferred credits	316,214	318,277

Stockholders' equity	135,779	155,227

Total liabilities and stockholders' equity	$1,295,946	$1,334,252

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Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending
	March 29,	March 30,
(Unaudited, in thousands)	2009	2008

Loss from continuing operations	$(21,472)	$(9,812)
Interest	9,972	12,289
Taxes	-	(6,637)
Depreciation and amortization	15,322	18,330

EBITDA from continuing operations	$3,822	$14,170

Loss from continuing operations	$(21,472)	$(9,812)
Depreciation and amortization	15,322	18,330

After-tax cash flow	$(6,150)	$8,518

After-tax cash flow	$(6,150)	$8,518
Capital expenditures	4,133	7,959

Free cash flow	$(10,283)	$559

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